Exhibit 6.9

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

THIS SECURED PROMISSORY NOTE AND THE OBLIGATIONS AND RIGHTS OF THE PARTIES HERETO ARE SUBJECT TO AND LIMITED BY THE TERMS SET FORTH HEREIN. THIS SECURED PROMISSORY NOTE IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN SECTION 16 HEREOF. THIS SECURED PROMISSORY NOTE IS REFERRED TO AS ONE OF THE “NOTES” IN THE SECURED NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF, 2023 (THE “PURCHASE AGREEMENT”), BY AND AMONG THE COMPANY, THE HOLDER, THE OTHER PURCHASERS PARTY THERETO AND THE ADMINISTRATIVE AGENT.

QUADRANT BIOSCIENCES INC.

[12.5][14.5]1% SECURED PROMISSORY NOTE

No. 18

Issuance Date: [__]	$[__]

QuADRANT bIOSCIENCES iNC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to [__] (the “Holder”) or its registered assigns, the principal amount of [__]Dollars ($[__]) (the “Principal Amount”) and the interest thereon by and through Acquiom Agency Services LLC, as the administrative agent (the “Administrative Agent”) for the Holder and the other holders of the Ratable Notes in accordance with, and subject to, the provisions of this secured promissory note (as may be amended from time to time, this “Note”). This Note is one of the [12.5][14.5]% Secured Promissory Notes issued under the Purchase Agreement (collectively, together with the other 12.5% Secured Promissory Notes and 14.5% Secured Promissory Notes issued under the Purchase Agreement, the “Ratable Notes”). The obligation of the Company under this Note is secured pursuant to the Security Agreement, dated as of [__], 2023 (the “Security Agreement”), by and between the Company and the Administrative Agent.

Section 1.               Interest. This Note shall accrue interest at [12.5%][14.5%] per annum, with interest payable on the first Business Day of each month (each a “Payment Date”) between the Issuance Date and the Maturity Date and calculated on the Principal Amount of this Note outstanding from time to time until paid in full. The first computation of interest under this Note shall be made on the basis of a 30-day month and actual days elapsed since the Issuance Date; all subsequent computations of interest shall be made on the basis of a 360-day year and a 30-day month. “Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions of New York, New York are authorized or obligated by law or executive order to close.

1 Interest rate of 14.5% to apply if the Holder elects to not obtain a Warrant associated with its respective Note.

Section 2.               Maturity. The outstanding Principal Amount and any accrued but unpaid interest under this Note shall be due and payable on the earlier of (i) September 30, 2026 and (ii) the date the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable following the acceleration of the obligations under this Note pursuant to Section 9 (the “Maturity Date”).

Section 3.               Payments Generally. On each Payment Date and the Maturity Date, the Company shall deliver funds to the Administrative Agent on behalf of the Holder, by wire transfer of immediately available funds using wire instructions provided by the Administrative Agent. All payments made under this Note shall be paid concurrently on a ratable basis to the holders of each of the other Notes.

Section 4.               Optional Prepayments.

(a)           During the period from the Issuance Date until September 30, 2024 (the “Prepayment Premium End Date”), the Company may, at any time and from time to time prepay all or any portion of the outstanding Principal Amount, and any accrued but unpaid interest thereon, at an amount equal to the sum of (i) the outstanding Principal Amount, (ii) the amount of accrued and unpaid interest, and (iii) the Prepayment Premium.

“Prepayment Premium” means an amount, calculated by the Administrative Agent, equal to the present value of the sum of all required payments of interest and all interest that would have accrued on the Principal Amount being repaid, prepaid or that have become or are declared accelerated pursuant to Section 9 or otherwise or that have otherwise become due and payable, as the case may be, until the Prepayment Premium End Date (excluding accrued and unpaid interest to the date of such repayment), which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points as of the day of determination; provided, that in no case shall the Prepayment Premium be less than zero. For the avoidance of doubt, such amount shall be payable whether this Note is being repaid or prepaid before or after an Event of Default or acceleration of the Loans pursuant to Section 9 or otherwise

“Treasury Rate” means, as of the date of any repayment, prepayment, repricing, replacement, redemption or acceleration of this Note or this Note becoming due and payable, the yield to maturity as of such date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such day of repayment, prepayment, redemption or acceleration or such date this Note became due and payable (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of repayment, prepayment, redemption or acceleration or such date such Loan became due and payable until the Prepayment Premium End Date.

(b)           From the Prepayment Premium End Date until the Maturity Date, the Company may, at any time and from time to time, prepay all or any portion of the outstanding Principal Amount, and any accrued but unpaid interest thereon, without premium or penalty.

(c)           All prepayments of this Note under this Section 4 shall be subject to delivery of prior written notice to the Administrative Agent, not later than 2:00 p.m. (New York City time) one Business Day prior to the date of such prepayment. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment across all of the Ratable Notes. Any prepayment of this Note shall be accompanied by all accrued interest thereon and, if applicable, the Prepayment Premium.

Section 5.               Sinking Fund.

(a)           The aggregate of (i) Net Cash Proceeds from the sale of all or a portion of the Biobank Assets or the Wastewater Solutions Assets and (ii) all net revenue otherwise derived from the Biobank Assets or the Wastewater Solutions Assets will be set aside by the Company (such amounts set aside, the “Sinking Fund”) and, to the extent not reinvested by the Company in US Treasury bills, notes or bonds with maturities on or prior to the Maturity Date, then on the later date of (i) September 30, 2024 and (ii) 30 days after receipt thereof (such date being, the “Sinking Fund Payment Commencement Date”), the amount in the Sinking Fund shall be applied to prepay the outstanding Principal Amount.

“Net Cash Proceeds” means with respect to any sale, transfer or other disposition of the Biobank Assets or the Wastewater Solutions Assets, the cash proceeds received by the Company, net of (i) selling expenses (including broker’s fees or commissions, legal fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale) and (ii) amounts provided as a reserve against any liabilities under any indemnification obligations or purchase price adjustment associated with such sale, division, transfer or other disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds).

“Biobank Assets” means the aggregate of the saliva specimen biobank of the Company and its subsidiaries, inclusive of all deidentified data associated therewith.

“Wastewater Solutions Assets” means the wastewater surveillance business of the Company and its subsidiaries, inclusive of Quadrant Viral Testing LLC and otherwise doing business as Quadrant Wastewater Solutions.

(b)           All prepayments of this Note from the Sinking Fund under this Section 5 shall be subject to delivery of prior written notice to the Administrative Agent, not later than 2:00 p.m. (New York City time) one Business Day prior to the applicable Payment Date, specifying the amount of payment from the Sinking Fund across all of the Ratable Notes.

Section 6.               Representations and Warranties. The Company represents and warrants to the Holder that as of the Issuance Date:

(a)           The Company is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has all organizational power and authority to execute, deliver and perform its obligations under this Note and the Security Agreement.

(b)           The execution, delivery and performance by the Company of this Note and the Security Agreement (i) has been duly authorized by all necessary corporate or other organizational action and (ii) will not (A) contravene the terms of any of the Company’s organizational documents, (B) result in any breach or contravention under (1) any contractual obligation to which the Company is a party or affecting the Company or the properties of the Company or any of its subsidiaries or (2) any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Company or its property is subject, or (C) violate any applicable law, except with respect to any breach, contravention or violation referred to in the preceding clauses (ii)(B) and (C), to the extent such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or financial condition of the Company.

(c)           No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Note or the Security Agreement, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or financial condition of the Company.

Section 7.               Financial Information. The Company shall furnish to the Holder, within five (5) Business Days after delivery to the Company’s equity investors, the annual audited financial statements and quarterly unaudited financial statements of the Company and its subsidiaries on a consolidated basis.

Section 8.               Events of Default. The occurrence of any one or more of the following events will constitute an “Event of Default”:

(a)           the Company shall fail to pay when due, all or any portion of, one or more of the payments required to be made by the Company in accordance with this Note and such failure shall continue for ten (10) Business Days;

(b)           any representation or warranty made or deemed made by the Company under this Note or the Security Agreement shall be incorrect in any material respect (or in all respects if qualified by materiality);

(c)           the Company shall fail to perform any obligation set forth in this Note or the Security Agreement and such failure to perform shall remain unremedied for thirty (30) days after receipt by the Company of written notice thereof from the Requisite Purchasers;

(d)           the filing or commencement against the Company of any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a person, which, if such proceeding is commenced without the application or consent of the Company, is not dismissed within sixty (60) days after such commencement; or

(e)           (i) a sale of all or substantially all of the Company’s assets, (ii) occupation at any time of a majority of the seats on the board of directors of the Company by persons who were not any of the following: (x) directors of the Company on the date of the Purchase Agreement, or nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Company, (y) approved by the board of directors of the Company as director candidates prior to their election, nor (z) appointed by directors so nominated, appointed or approved, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company.

Section 9.               Remedies. If any Event of Default occurs and is continuing, then the Administrative Agent (at the direction of the Requisite Purchasers) may (i) by written notice to Company, declare the entire unpaid Principal Amount of this Note, together with all accrued interest thereon, immediately due and payable (provided that if an Event of Default specified in Section 8(d) occurs, the entire unpaid Principal Amount of this Note, together with all accrued interest thereon, shall forthwith become and be immediately due and payable without any notice, declaration or other act on the part of the Administrative Agent or the Requisite Purchasers) and (ii) exercise any and all rights and remedies available to it under applicable law or hereunder.

Section 10.             Amendment and Waiver. The provisions of this Note may be amended or waived only in writing signed by the Company and the Administrative Agent (at the direction of the Requisite Purchasers).

Section 11.             Cancellation. After all of the Principal Amount and accrued interest thereon, if any, at any time owed on this Note have been paid or satisfied in full, this Note shall be automatically canceled, and the Holder shall promptly surrender to the Company this Note upon written request of the Company.

Section 12.             Payments. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds, unless otherwise agreed to by the Holder.

Section 13.             Place of Payment. Payments of the Principal Amount and any interest thereon shall be delivered to the Holder at such address as is specified from time to time by prior written notice by the Holder to the Administrative Agent.

Section 14.             Business Days. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (and interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension).

Section 15.             Usury Laws. It is the intention of the Company, the Holder and the Administrative Agent to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. Earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to the Company or credited on the Principal Amount, or if this Note has been repaid, then the excess shall be rebated to the Company.

Section 16.             Restrictions on Transfer. Neither the Holder nor the Company may sell, transfer, assign, negotiate, pledge or otherwise dispose of this Note without the prior written consent of the other party. Any and all replacement notes will bear a legend identical to the legend appearing in this Note evidencing the transfer restrictions applicable to this Note. By acceptance of this Note, any assignee of the Holder agrees to be bound to the terms of this Note, as may be amended from time to time.

Section 17.             Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email transmission with no error or return transmittal message received by the sender (provided that any notice received by email or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company:               Quadrant Biosciences Inc.

505 Irving Avenue

Suite 3100AB

Syracuse, NY 13210

Attention: Chief Financial Officer

Email: [__]

If to the Agent:                     Acquiom Agency Services LLC

950 17th Street

Suite 1400

Denver, CO 80202

Attention: Loan Agency Team

Email: [__]

With a copy to:                      Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: [__]

Email: [__]

If to the Holder, at its address as set forth on its signature page to the Purchase Agreement, as subsequently modified by written notice, or if no address is specified on such signature page, at the most recent address set forth in the Company’s books and records.

Section 18.             Seniority. The Principal Amount and all other obligations of the Company hereunder shall be senior obligations of the Company, secured by the assets of the Company as set forth in the Security Agreement.

Section 19.             Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations hereunder shall be governed, construed and interpreted in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law.

Section 20.             Jurisdiction and Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Note and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Note and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined in any court of competent jurisdiction in the State of New York, County of New York, and the Company, the Holder and the Administrative Agent hereby submit to the exclusive jurisdiction of such courts for the purposes of any such suit, action, proceeding or judgment. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17 or in such other manner as may be permitted by law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Note in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Note and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Note and the rights and obligations arising hereunder any claim that the suit, action or proceeding in such court is brought in an inconvenient forum.

Section 21.             Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 22.             Registry. The Administrative Agent, acting as a non-fiduciary agent of the Company, shall maintain a register for the recordation of the names and addresses of the Purchasers under the Purchase Agreement, and principal amounts (and stated interest) of the Ratable Notes owing to the Holder and each other purchaser under the Purchase Agreement pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Holder and the Administrative Agent shall treat each person or entity whose name is recorded in the Register pursuant to the terms hereof as a Purchaser for all purposes of the Ratable Notes. The Register shall be available for inspection by the Company, the Holder and the other Purchasers, at any responsible time and from time to time upon reasonable prior notice.

Section 23.             Waiver of Jury Trial. THE COMPANY, THE HOLDER AND THE ADMINISTRATIVE AGENT AGREE THAT NONE OF THEM NOR ANY ASSIGNEE OR SUCCESSOR OF ANY OF THEM SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS NOTE, ANY RELATED INSTRUMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE COMPANY, THE HOLDER AND THE ADMINISTRATIVE AGENT, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NONE OF THE COMPANY, THE HOLDER OR THE ADMINISTRATIVE AGENT HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 24.             Entire Agreement. This Note constitutes the entire agreement and understanding among the Company, the Holder and the Administrative Agent relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Company has executed and delivered this Promissory Note on the date first above written.

COMPANY:

QUADRANT BIOSCIENCES INC.

By:
Name:
Its:

ADMINISTRATIVE AGENT:

ACQUIOM AGENCY SERVICES LLC

By:
Name:
Its: